EXHIBIT 10.4

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

        This Employment and Non-Competition Agreement (the "Agreement"), dated as of __________________, 1997, is by and among PalEx, Inc., a Delaware corporation (the "Company"), Fraser Industries, Inc., a Texas corporation ("Fraser"), and ______________ ("Employee").

                                 R E C I T A L S

        WHEREAS, Fraser is engaged in the business of manufacturing, marketing, repairing and recycling pallets and other shipping containers and providing logistics services with respect thereto;

        WHEREAS, the Company, Fraser, Fraser Acquisition Corporation ("Newco"), Employee and certain other persons entered into an Agreement and Plan of Reorganization and Merger, dated as of December ___, 1996 (the "Merger Agreement") pursuant to which Newco will merge (the "Merger") with and into Fraser, making Fraser a wholly owned subsidiary of the Company;

        WHEREAS, in connection with the Merger, the Company desires to engage Employee and Employee desires to accept such engagement;

        Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                               A G R E E M E N T S

        1.     EMPLOYMENT AND DUTIES.

        (a) The Company hereby employs Employee as
________________________________. As such, Employee shall have responsibilities, duties and authority commensurate with such position and as may be assigned to him by the Company from time to time during the term of this Agreement. Employee will report to _____________________. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his time, attention and best efforts to promote and further the business of the Company.

        (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

        (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner

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as will neither require his services in the operation or affairs of the enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

        2. COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

        (a) BASE SALARY. Beginning on the date of this Agreement, the base salary payable to Employee shall be $__________ per year, payable on a regular basis in accordance with the Company's standard payroll procedures. On at least an annual basis, the Compensation Committee of the Board of Directors of the Company (the "Committee") will review Employee's performance and may recommend increases to such base salary if, in the Committee's discretion, any such increase is warranted.

        (b) INCENTIVE BONUS PLAN. For 1997 and subsequent years, it is the Company's intent to develop a written Incentive Bonus Plan setting forth the criteria under which Employee and other officers and key employees will be eligible to receive year-end bonus awards.

        (c) EXECUTIVE PERQUISITES, BENEFITS AND OTHER COMPENSATION. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

        (1) Reimbursement for all business travel and other out-of-pocket expenses (including those costs to maintain any professional certifications held or obtained by Employee) reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement and in a format and manner consistent with the Company's expense reporting policy.

        (2) ________ (__) weeks of paid vacation or such greater amount as may be afforded officers and key employees at similar levels under the Company's policies in effect from time to time.

        (3) The Company shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board or the Committee and participation in all other the Company-wide employee benefits as may be adopted from time to time by the Company.

        3.     NON-COMPETITION AGREEMENT.

        (a) Employee recognizes that the Company's willingness to enter into the Merger Agreement and to consummate the Merger is based in material part on Employee's agreement to the provisions of this paragraph 3, and that Employee's breach of the provisions of this paragraph could materially damage the Company. Therefore, in consideration of the benefits to be received by

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Employee as a result of the Merger, Employee agrees that the Employee shall not, for a period of five (5) years immediately following the consummation of the Merger, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

               (1) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or any of the Company's subsidiaries within 100 miles of where the Company or any of the Company's subsidiaries conducts business (the "Territory");

               (2) call upon any person who is a managerial employee of the Company (including its subsidiaries) for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including its subsidiaries); or

               (3) call upon any person or entity which is a customer of the Company (including its subsidiaries) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory.

        (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.

        (c) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this paragraph 3 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

        (d) Each of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

        4. TERM; TERMINATION; RIGHTS ON TERMINATION. The term of this Agreement shall begin on the date hereof and continue for _______ (__) years (the "Initial Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein. This Agreement and Employee's employment may be terminated in any one of the followings ways:

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        (a) DEATH. The death of Employee shall immediately terminate this
Agreement with no severance compensation due to Employee's estate.

        (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for six (6) months, whichever amount is greater.

        (c) GOOD CAUSE. The Company may terminate this Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee's material and irreparable breach of this Agreement; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten
(10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (3) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company;
(4) Employee's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

        (d) WITHOUT CAUSE. At any time after the commencement of employment, the Company or Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the other party. Should Employee be terminated by the Company without cause, Employee shall receive from the Company, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for twelve (12) months, whichever amount is greater. Further, any termination without cause by the Company shall operate to shorten the period set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to one (1) year from the date of termination of employment. If Employee resigns or otherwise terminates his employment without cause pursuant to this paragraph 5(d), Employee shall receive no severance compensation.

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
        (e) CHANGE IN CONTROL OF THE COMPANY. This Agreement may be considered terminated upon a "change in control", as defined in paragraph 11 below.

        Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above or in paragraph 11. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 9 herein and Employee's obligations under paragraphs 3, 5, 6, 7 and 9 herein shall survive such termination in accordance with their terms.

        If termination of Employee's employment arises out of the Company's failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 15 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

        5. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or the representatives, vendors or customers thereof which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

        6. INVENTIONS. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one
(1) year thereafter, and which are directly related to the business or activities of the Company and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

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        7.     CONFIDENTIALITY.

        (a) Employee acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special, and unique asset of the Company that gives the Company an advantage over its actual and potential, current, and future competitors. Employee further acknowledges and agrees that Employee owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use; certain Confidential Information constitutes "trade secrets" under the laws of the state of _______________________; and unauthorized disclosure or unauthorized use of the Company's Confidential Information would irreparably injure the Company.

        (b) Both during the term of Employee's employment and after the termination of Employee's employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Employer. Employee shall not, at any time (either during or after the term of Employee's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile, or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the President of the Company, or permit any other person to do so. Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Employee.

        (c) Upon the termination of Employee's employment with the Company for any reason, and upon request of the Company at any other time, Employee shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Employee shall certify to the Company in writing that all such materials have been returned.

        (d) As used in this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Company and whether or not developed by Employee) that is not generally known to the public. Confidential information included, but is not limited to, the following: all trade secrets of the Company; all information that the Company has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; all nonpublic information concerning the Company's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers, and contracts; all Company business records and plans; all Company personnel files; all financial information of or concerning the Company; all

                                       -6-
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information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, and other intellectual property; all technical specifications; any proprietary information belonging to the Company; all computer hardware or software manual; all training or instruction manuals; all data and all computer system passwords and user codes.

        8. INDEMNIFICATION. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.

        9. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any noncompetition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

        10. ASSIGNMENT; BINDING EFFECT. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

        11.    CHANGE IN CONTROL.

        (a) Unless he elects to terminate this Agreement pursuant to (c) below, Employee understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

        (b) In the event of a pending Change in Control wherein the Company and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agrees to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by the Company without cause and the applicable portions of paragraph 5(d) will apply; however, under such circumstances, the amount of the lump-sum severance payment due to Employee shall be triple the amount calculated under the terms of paragraph 5(d) and the non-competition provisions of paragraph 3 shall not apply whatsoever.

        (c) In any Change in Control situation, Employee may, at his sole discretion, elect to terminate this Agreement by providing written notice to the Company at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of paragraph 5(d) will apply as though the Company had terminated the Agreement without cause; however, under such circumstances, the amount of the lump-sum severance payment due to Employee shall be double the amount calculated under the terms of paragraph 5(d) and the non-competition provisions of paragraph 3 shall all apply for a period of two (2) years from the effective date of termination.

        (d) For purposes of applying paragraph 5 under the circumstances described in (b) and (c) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Employee must be paid in full by the Company at or prior to such closing.

        (e)    A "Change in Control" shall be deemed to have occurred if:

               (1) any person, other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company;

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               (2) the individuals (A) who, as of the effective date of the
        Company's registration statement with respect to its initial public offering, constitute the Board of Directors of the Company (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board of Directors of the Company;

               (3) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75 % of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

               (4) the stockholders of the Company shall approve a plan of complete liquidation of The Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., 50% or more of the total assets of the Company).

        (f) Employee must be notified in writing by the Company at any time that the Company anticipates that a Change in Control may take place.

        (g) Employee shall be reimbursed by the Company or its successor for any excise taxes that Employee incurs under Section 4999 of the Internal Revenue Code of 1986, as a result of any Change in Control. Such amount will be due and payable by the Company or its successor within ten (10) days after Employee delivers a written request for reimbursement accompanied by a copy of his tax return(s) showing the excise tax actually incurred by Employee.

        12. COMPLETE AGREEMENT. Except as expressly provided herein, this Agreement is not a promise of future employment. Employee has no oral understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and

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
it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

        13. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

        To the Company:      PalEx, Inc.
                             3555 Timmons Lane, Suite 610
                             Houston, Texas 77027

        To Employee:         __________________________
                             __________________________
                             __________________________

        Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 14.

        14. SEVERABILITY HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

        15. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in paragraphs 4(b) and 4(c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

        16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Texas.

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
                                    PALEX, INC.

                                    By:
                                    Name:
                                    Title:

                                    EMPLOYEE:


The State of Texas                             ss.
                                               ss.
County of Harris                               ss.

        BEFORE ME, the undersigned, a Notary Public, on this day personally appeared , Chairman of the Board of Directors of PalEx, Inc., known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

        GIVEN UNDER MY HAND AND SEAL OF OFFICE this the ______ day of __________________, 1996.
                                            ------------------------------------
                                            Notary Public, State of Texas

My Commission Expires:
----------------------

The State of Texas                             ss.
                                               ss.
County of Harris                               ss.

        BEFORE ME, the undersigned, a Notary Public, on this day personally appeared ___________________________, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.
        GIVEN UNDER MY HAND AND SEAL OF OFFICE this the ______ day of __________________, 1996.

                                            ------------------------------------
                                            Notary Public, State of Texas

My Commission Expires:
----------------------

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